EXHIBIT 23.11


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CUC International Inc. ("Company") for the registration of up to 17,959,205 shares of its common stock in connection with the Company's 3% Convertible Subordinated Notes and to the incorporation by reference therein of our report dated February 23, 1996 (except notes 9-11, as to which the date is February 7, 1997), with respect to the combined financial statements of Resort Condominiums International, Inc., its affiliates and subsidiaries for the year ended December 31, 1995, included in the Current Report on Form 8-K/A of HFS Incorporated dated March 27, 1997, filed with the Securities and Exchange Commission.


                                                    ERNST & YOUNG LLP


Indianapolis, Indiana
September 15, 1997